Exhibit 99.3

FORM OF LETTER TO BROKERS AND OTHER NOMINEE HOLDERS
CREATD, INC.

20,000,000 Units
Offered Pursuant to Subscription Rights
Distributed to Shareholders
of
CREATD, INC.

July ___, 2022

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering by CREATD, INC., a Nevada corporation (“we,” “us,” “our,” or the “Company”), of units (the “Units” and each, a “Unit”), each Unit consisting of one share of common stock of the Company par value $0.001 per share (“Common Stock”), a Series A redeemable warrant exercisable for one share of Common Stock at an exercise price of $3.00 (the “Series A Warrants” and each, a “Series A Warrant”), and a Series B redeemable warrant exercisable for one share of Common Stock at an exercise price of $6.00 (the “Series B Warrants”, each, a “Series B Warrant”, and together with the Series A Warrants, the “Warrants”) at a subscription price of $2.00, pursuant to non-transferable subscription rights distributed to all shareholders of record of the Company (the “Recordholders”) at 5:00 p.m., Eastern Time, July 29, 2022 (the “Record Date”). The subscription rights, Units, Common Stock and Warrants are described in the prospectus dated July 13, 2022 (the “Prospectus”). Any prospective purchaser of Units pursuant to the exercise of the subscription rights should read the Prospectus, including without limitation the risk factors contained therein, prior to making any decision to invest in the Company.

In the rights offering, we are offering the rights to purchase an aggregate of up to 20,000,000 Units, as described in the Prospectus. The subscription rights will expire if not exercised prior to 5:00 p.m., Eastern Time, on August 22, 2022 (as it may be extended, the “Expiration Date,” and such time, the “Expiration Time”).

As described in the Prospectus, each holder of Common Stock, certain shares Series E Preferred Stock (the “Preferred Shares”), common stock warrants (the “Eligible Warrants”) and options (the “Eligible Options”) registered in your name or the name of your nominee is receiving, at no charge, two non-transferable subscription rights (each, a “Basic Subscription Right”) entitling holders of Common Stock to purchase a number of units equal to two times the number of shares of Common Stock and Common Stock issuable upon conversion or exercise of the Preferred Shares, Eligible Warrants and Eligible Options held by that holder as of 5:00 p.m., Eastern Time, on the Record Date. Each Basic Subscription Right will allow the holder thereof to subscribe for one Unit per shares of Common Stock held or issuable upon conversion or exercise of the Preferred Shares, Eligible Warrants and Eligible Options at a cash price per Unit of $2.00. Fractional Units will not be sold.

In the event that Recordholder purchases all Units available to it pursuant to its Basic Subscription Rights, Recordholder may also exercise an over-subscription privilege (the “Over-Subscription Privilege,” collectively with the Basic Subscription Rights, the “Subscription Rights”) to purchase a portion of Units that are not purchased by other Recordholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Units”), subject to availability. If the number of Units remaining after the exercise of all Basic Subscription Rights is not sufficient to satisfy all requests for Units pursuant to Over-Subscription Privilege, we will allocate the available Units pro rata among rights holders in proportion to the number of over-subscription Units for which they have subscribed. The Subscription Agent will determine the over-subscription allocation based on the formula described above.

Each Recordholder will be required to submit payment in full for all the Units it wishes to buy with its Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Units prior to the Expiration Time, if Recordholder wishes to maximize the number of Units Recordholder may purchase pursuant to its Over-Subscription Privilege, the Recordholder will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of Units available to Recordholder, assuming that no shareholders other than the Recordholder has purchased any Units pursuant to the Basic Subscription Rights and Over-Subscription Privilege. To the extent Recordholder’s aggregate subscription payment for the actual number of unsubscribed units available to Recordholder pursuant to the over-subscription privilege is less than the amount actually paid in connection with the exercise of the over-subscription privilege, Recordholder will be allocated only the number of unsubscribed units available to Recordholder, and any excess subscription payment will be promptly returned to Recordholder, without interest or deduction, after the expiration of this offering.

Only whole numbers of shares of common stock, Series A Warrants and Series B Warrants exercisable for whole numbers of shares will be issuable to you in this offering; any right to a fractional share to which you would otherwise be entitled will be terminated, without consideration to you.

The Company can provide no assurances that each Recordholder will actually be entitled to purchase the number of Units subscribed for pursuant to the exercise of its Over-Subscription Privilege in full at the expiration of the rights offering. Subject to the ownership limitation described below, we will seek to honor over-subscription requests in full. If over-subscription requests exceed the number of Units available, however, the Company will allocate the available units pro rata among the rights holders in proportion to the number of over-subscription units for which they have subscribed. Broadridge Corporate Issuer Solutions, Inc., which will act as the subscription agent in connection with this offering and will determine the over-subscription allocation based on the formula described above. To the extent Recordholder’s aggregate subscription payment for the actual number of unsubscribed units available to Recordholder pursuant to the Over-Subscription Privilege is less than the amount actually paid in connection with the exercise of the Over-Subscription Privilege, Recordholder will be allocated only the number of unsubscribed units available to Recordholder, and any excess subscription payment will be promptly returned to Recordholder, without interest or deduction, after the expiration of this offering. “The Rights Offering-Subscription Rights-Over-Subscription Privilege” in the Prospectus.

The Subscription Rights will be evidenced by a Non-Transferable Subscription Rights Certificate registered in the Recordholder’s name or its nominee and will cease to have any value after the Expiration Time.

We are asking persons who hold shares of Common Stock, Preferred Shares, Eligible Warrants and Eligible Options beneficially and who have received the Subscription Rights distributable with respect to those shares through a broker, dealer, custodian bank or other nominee (including any mobile investment platform), as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, the information agent, the warrant agent and the dealer-manager, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Instructions as to Use of Creatd, Inc. Non-Transferable Subscription Rights Certificates;

3.	A form of letter which may be sent to your clients for whose accounts you hold shares of our Common Stock registered in your name or the name of your nominee;

4.	Beneficial Owner Election;

5.	Nominee Holder Certification; and

6.	A return envelope addressed to Broadridge Corporate Issuer Solutions, Inc., the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, as indicated in the Prospectus, you should deliver to the Subscription Agent the properly completed and signed Non-Transferable Subscription Rights Certificate with payment of the subscription Price in full for each Unit subscribed for pursuant to the Subscription Right. The Subscription Agent must receive the Non-Transferable Subscription Rights Certificate with payment of the subscription price prior to the Expiration Time. Once a Recordholder has exercised its Subscription Right, such exercise may not be revoked, even if the Recordholder later learns information that it considers to be unfavorable to the exercise of its Subscription Rights.

Additional copies of the enclosed materials may be obtained from D.F. King, the information agent, by telephone at (212) 269-5550 (bankers and brokers) OR (877) 283-0323 (all others) or by email at creatd@dfking.com. Any questions or requests for assistance concerning the rights offering should be directed to the Information Agent.

Very truly yours,

/s/ Laurie Weisberg
Name: Laurie Weisberg
Creatd, Inc.

3